Exhibit 99.1



LCC International Announces Third Quarter Results; Company Reports Year over Year Revenue Increase of 68 Percent; Approaches
Profitability

    MCLEAN, Va.--(BUSINESS WIRE)--Oct. 23, 2003--LCC International, Inc., (NASDAQ:LCCI) one of the world's largest independent providers of end-to-end wireless network and infrastructure services, today reported revenues for the third quarter ended September 30, 2003 of $29.4 million, an increase of 68 percent from the $17.4 million posted in the third quarter of 2002 and 61 percent from the $18.2 million posted in the second quarter of 2003.
    In addition to its strong revenue growth, for the third quarter ended September 30, 2003 the Company reduced its net loss to $(1.0) million and approached profitability at the end of the quarter mainly as a result of decreased operating expenses and higher gross profits.
    C. Thomas Faulders III, chairman and chief executive officer said, "The LCC team has been working very hard for quite some time and the results of this effort are starting to pay off. We are quite pleased to be able to report a second sequential quarterly increase on virtually every operating metric. Firm backlog of $142 million, coupled with our implied backlog of $8 million keeps our total backlog at the $150 million level thanks to continued successful sales efforts. Our operational teams are doing an exceptional job of delivering on some very complex projects all the while helping to keep operational expenses down. The result, continued growth on the gross margin and operating income lines."
    Loss per share in the third quarter was $(0.05) per basic and fully diluted share (on 21.0 million shares) compared to basic and fully diluted loss per share of $(0.19) (on 21.0 million shares) for the second quarter of 2003 and a loss per share of $(0.34) (on 20.9 million shares) for the third quarter of last year.
    Revenues for the nine months ended September 30, 2003 were $64.7 million, an increase of $17.7 million or 37 percent from the $47.0 million posted for the same period in 2002.
    Year to date net loss was $(7.2) million compared to the net loss of $(23.3) million reported for the same period in 2002. Net loss per share for the nine months ended September 30, 2003, was $(0.34) per basic and fully diluted share (on 21.0 million shares) compared to a loss per share of $(1.12) per basic and fully diluted share (on 20.9 million shares) for the same period in the prior year.
    The Company will hold a conference call on Friday, October 24, 2003 at 8:30 a.m. Eastern to discuss its third quarter 2003 results. Interested parties can participate either by web cast by visiting the Company's web site (www.lcc.com) or via telephone. U.S. callers please dial 800/784-9386. Callers outside of the U.S. please dial 706/679-3422. Both numbers will require callers to enter reservation number 8046247.

    About LCC

    LCC International, Inc. ("LCC") is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC provides comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

    Statements included in this news release which are not historical in nature are "forward-looking statements" within the meaning of
Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company's services, forecasts of revenues, earnings estimates, statements regarding contracts, work or revenue opportunities the Company may secure in the future, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company's results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company's services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for the Company's clients, continued delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company's clients, the Company's dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the Company's estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger projects that may account for a significant portion of the Company's anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in LCC International, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company generally provides performance and earnings projections at each quarterly earnings conference call and in specific regulatory filings. These forecasts are as of the date of the call or filing and will include estimates based on factual information and assumptions which management believes to be reasonable at that time. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.


               LCC International, Inc. and Subsidiaries

            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)
                              (Unaudited)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2002      2003      2002      2003
                               --------- --------- --------- ---------

REVENUES                        $17,425   $29,350   $47,042   $64,677

COST OF REVENUES                 15,189    23,756    42,183    53,215
                               --------- --------- --------- ---------

GROSS PROFIT                      2,236     5,594     4,859    11,462
                               --------- --------- --------- ---------

OPERATING (INCOME) EXPENSE:
  Sales and marketing             2,186     1,302     6,432     4,739
  General and administrative      7,941     4,118    15,130    13,587
  Restructuring charge
   (recovery)                        --       150    10,030        (2)
  Gain on sale of tower
   portfolio and
   administration, net               --        --    (2,000)       --
  Depreciation and amortization     610     1,338     2,057     2,944
                               --------- --------- --------- ---------
                                 10,737     6,908    31,649    21,268
                               --------- --------- --------- ---------
OPERATING LOSS                   (8,501)   (1,314)  (26,790)   (9,806)
                               --------- --------- --------- ---------

OTHER INCOME (EXPENSE):
  Interest income                   147        49       657       246
  Other                             238      (186)   (4,961)    1,134
                               --------- --------- --------- ---------
                                    385      (137)   (4,304)    1,380
                               --------- --------- --------- ---------
LOSS FROM OPERATIONS BEFORE
 INCOME TAXES                    (8,116)   (1,451)  (31,094)   (8,426)

BENEFIT FOR INCOME TAXES         (1,100)     (426)   (7,773)   (1,264)
                               --------- --------- --------- ---------

NET LOSS                        $(7,016)  $(1,025) $(23,321)  $(7,162)
                               ========= ========= ========= =========

NET LOSS PER SHARE:
  Basic                          $(0.34)   $(0.05)   $(1.12)   $(0.34)
                               ========= ========= ========= =========
  Diluted                        $(0.34)   $(0.05)   $(1.12)   $(0.34)
                               ========= ========= ========= =========

WEIGHTED AVERAGE SHARES USED IN
 CALCULATION OF NET
  LOSS PER SHARE:
  Basic                          20,900    21,002    20,889    20,977
                               ========= ========= ========= =========
  Diluted                        20,900    21,002    20,889    20,977
                               ========= ========= ========= =========


               LCC International, Inc. and Subsidiaries

                 Condensed Consolidated Balance Sheets
                 (In thousands, except per share data)

                                           December 31,  September 30,
                                               2002          2003
                                           ------------- -------------
                                             (Audited)    (Unaudited)
ASSETS:

Current assets:
    Cash and cash equivalents                   $37,507       $26,695
    Restricted cash                               1,308         1,113
    Short-term investments                          514           534
    Receivables, net of allowance for
     doubtful accounts of $3,122 and $1,289
     at December 31, 2002 and September 30,
     2003, respectively:
         Trade accounts receivable               13,165        19,067
         Unbilled receivables                    12,369        21,706
         Due from related parties and
          affiliates                                 61           110
    Deferred income taxes, net                    3,932         2,555
    Prepaid expenses and other current
     assets                                       1,835         1,652
    Prepaid tax receivable and prepaid
     taxes                                        8,285           224
                                           ------------- -------------
         Total current assets                    78,976        73,656

Property and equipment, net                       5,010         3,982
Deferred income taxes, net                          504         2,893
Goodwill and other intangibles                   11,273        11,337
Other assets                                        960         1,454
                                           ------------- -------------
                                                $96,723       $93,322
                                           ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
    Line of credit                                  $--        $1,092
    Accounts payable                              7,316        10,578
    Accrued expenses                             10,543         9,314
    Accrued employee compensation and
     benefits                                     6,272         6,168
    Deferred revenue                                 41         1,159
    Income taxes payable                            882         1,129
    Accrued restructuring current                 3,937         3,313
    Other current liabilities                        26           293
                                           ------------- -------------
         Total current liabilities               29,017        33,046

    Accrued restructuring                         5,786         4,184
    Other liabilities                               832           682
                                           ------------- -------------
         Total liabilities                       35,635        37,912
                                           ------------- -------------

Shareholders' equity:
Preferred stock:
    10,000 shares authorized; 0 shares
     issued and outstanding                          --            --
Class A common stock, $0.01 par value:
    70,000 shares authorized; 14,632 and
     14,725 shares issued and outstanding
     at December 31, 2002 and September 30,
     2003, respectively                             146           147
Class B common stock, $0.01 par value:
    20,000 shares authorized; 6,319 and
     6,316 shares issued and outstanding at
     December 31, 2002 and September 30,
     2003, respectively                              63            63

Paid-in capital                                  94,132        94,360
Accumulated deficit                             (30,079)      (37,241)
Note receivable from shareholder                 (1,625)       (1,625)
                                           ------------- -------------
    Subtotal                                     62,637        55,704

Accumulated other comprehensive loss --
 foreign currency translation adjustments        (1,549)         (294)
                                           ------------- -------------
         Total shareholders' equity              61,088        55,410
                                           ------------- -------------
                                                $96,723       $93,322
                                           ============= =============


               LCC International, Inc. and Subsidiaries

            Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                              (Unaudited)

                                             Nine Months Ended
                                               September 30,
                                           ---------------------
                                              2002       2003
                                           ---------- ----------


Cash flows from operating activities:
     Net loss                               $(23,321)   $(7,162)
     Adjustments to reconcile net loss to
      net cash used in operating
      activities:
          Depreciation and amortization        2,057      2,944
          Provision (recovery) for doubtful
           accounts                            3,780     (2,073)
          Loss on equity investment               --         52
          Impairment of assets                 5,140         --
          Restructuring charge (recovery)     10,030         (2)
          Gain on sale of tower portfolio     (2,000)        --
          Changes in operating assets and
           liabilities:
               Trade, unbilled, and other
                receivables                   16,084    (13,400)
               Accounts payable and accrued
                expenses                      (6,251)     1,564
               Other current assets and
                liabilities                   (9,314)     8,170
               Other non-current assets and
                liabilities                   (1,004)      (957)
                                           ---------- ----------
Net cash used in operating activities         (4,799)   (10,864)
                                           ---------- ----------

Cash flows from investing activities:
     Proceeds from sales of short-term
      investments                                (27)       (20)
     Purchases of property and equipment (1,040) (848) Proceeds from disposals of property
      and equipment                               31         56
     Business acquisitions and investments    (9,021)      (651)
                                           ---------- ----------
Net cash used in investing activities        (10,057)    (1,463)
                                           ---------- ----------

Cash flows from financing activities:
 Proceeds from issuance of common stock,
  net                                            109         58
 Proceeds from exercise of options                30        170
 Proceeds from line of credit                     --      6,517
 Repayment of line of credit                      --     (5,425)
 Decrease in restricted cash                      --        195
 Repayment of loan to shareholder                700         --
                                           ---------- ----------
Net cash provided by financing activities        839      1,515
                                           ---------- ----------

Net decrease in cash and cash equivalents (14,017) (10,812) Cash and cash equivalents at beginning of
 period                                       52,658     37,507
                                           ---------- ----------
Cash and cash equivalents at end of period   $38,641    $26,695
                                           ========== ==========

Supplemental disclosures of cash flow
 information:
  Cash paid during the quarter for:
   Income taxes                               $1,545       $287
   Interest                                      $--        $39


    Results of Operations

    The following table and discussion provide information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the condensed consolidated financial statements and accompanying notes thereto included elsewhere herein.

                                         Percentage of Revenues
                                   -----------------------------------
                                  Three Months Ended Nine Months Ended
                                     September 30,     September 30,
                                   ----------------- -----------------
                                     2002     2003     2002     2003
                                   -------- -------- -------- --------

Revenues                             100.0%   100.0%   100.0%   100.0%

Cost of revenues                      87.2     80.9     89.7     82.3
                                   -------- -------- -------- --------

Gross profit                          12.8     19.1     10.3     17.7
                                   -------- -------- -------- --------

Operating (income) expense:
     Sales and marketing              12.5      4.4     13.7      7.3
     General and administrative       45.6     14.0     32.2     21.0
     Restructuring charge              0.0      0.5     21.3      0.0
     Tower portfolio sale and
      administration, net              0.0      0.0     (4.3)     0.0
     Depreciation and amortization     3.5      4.6      4.4      4.6
                                   -------- -------- -------- --------
          Total operating (income)
           expense                    61.6     23.5     67.3     32.9
                                   -------- -------- -------- --------

Operating loss                       (48.8)    (4.4)   (57.0)   (15.2)
                                   -------- -------- -------- --------

Other income (expense):
     Interest income                   0.8      0.2      1.4      0.4
     Other                             1.4     (0.7)   (10.5)     1.7
                                   -------- -------- -------- --------
          Total other income
           (expense)                   2.2     (0.5)    (9.1)     2.1
                                   -------- -------- -------- --------

Loss from operations before income
 taxes                               (46.6)    (4.9)   (66.1)   (13.1)
                                   -------- -------- -------- --------

Benefit for income taxes              (6.3)    (1.5)   (16.5)    (2.0)
                                   -------- -------- -------- --------

Net loss                            (40.3)%   (3.4)%  (49.6)%  (11.1)%
                                   ======== ======== ======== ========

                 Three Months Ended September 30, 2003
                              Compared to
                 Three Months Ended September 30, 2002

    Revenues. Revenues for the three months ended September 30, 2003 were $29.4 million compared to $17.4 million for the corresponding period for 2002, an increase of $12.0 million or 69.0%. The EMEA, Americas and Asia Pacific regions increased $5.0 million, $6.8 million and $0.2 million, respectively, over the same period last year. The EMEA region's increase was primarily due to continued growth of LCC Italia and projects in Algeria ($7.4 million). These increases were offset by the completion of other contracts ($2.4 million) primarily in England and the Netherlands. The Americas region increase of $6.8 million was primarily due to revenues generated by new contracts, including Sprint and US Cellular.
    Cost of Revenues. Cost of revenues for the three months ended September 30, 2003, was $23.8 million compared to $15.2 million for the corresponding period for 2002, and increase of $8.6 million. Both the EMEA region ($3.2 million) and the Americas region ($5.5 million) had increases in cost of revenues, offset by a decrease in the Asia Pacific region ($0.1 million). The increase in the EMEA region was primarily due to an increase of $5.6 million from LCC Italia and Algeria, offset by decreases due primarily to the completion of other contracts primarily in England and the Netherlands ($2.0 million). The Americas region increase of $5.5 million was due to the growth in new contracts, including Sprint and US Cellular.
    Gross Profit. Gross profit for the three months ended September 30, 2003, was $5.6 million compared to $2.2 million for the corresponding period for 2002, an increase of $3.4 million. As a percentage of revenues, gross margin was 19.1% in 2003 compared to 12.8% in 2002, an increase of 6.3 percentage points. The EMEA, Americas and Asia Pacific regions increased by $1.8 million (3.3 percentage points), $1.3 million (2.4 percentage points) and $0.3 million (0.6 percentage points), respectively. The EMEA region's increase was due to LCC Italia and Algeria ($1.8 million). The Americas region increase of $1.3 million was due to growth in new contracts, including Sprint and US Cellular.
    Sales and Marketing. Sales and marketing expenses were $1.3 million for the three months ended September 30, 2003, compared to $2.2 million for the corresponding period for 2002, a decrease of $0.9 million. The decrease is attributable to cost saving initiatives across all regions.
    General and Administrative. General and administrative expenses were $4.1 million for the three months ended September 30, 2003 compared to $7.9 million for the prior year, a decrease of $3.8 million. Included in general and administrative expenses are benefits from recoveries of previously reserved receivables of $0.8 million in 2003 and net expense for reserves against receivables of $3.1 million in 2002.
    Excluding the effect of bad debts, general and administrative expenses for the three months ended September 30, 2003, were $4.9 million compared to $4.8 million for the corresponding period for 2002.
    Restructuring charge. Restructuring charges for the three months ended September 30, 2003, were $0.2 million. There was no comparable charge in the corresponding period for 2002. The expense of $0.2 million represented an adjustment to the restructuring payable established in prior periods relating to the costs of excess office space.
    Depreciation and Amortization. Depreciation and amortization expense was $1.3 million for the three months ended September 30, 2003, compared to $0.6 million for the corresponding period for 2002, and increase of $0.7 million. The increase in depreciation and amortization was due primarily to writing off the $0.5 million unamortized balance of intangible cost for a trade name acquired in the acquisition of Smith Woolley Telecom, which we have ceased to use.
    Other Income (Expense). Other expense for the three months ended September 30, 2003 was $0.1 million compared to other income of $0.4 million for the prior year, a decrease of $0.5 million. The decrease is primarily due to foreign exchange gains in 2002 on a Euro money market account previously held by us.
    Income Taxes. The income tax benefit was recorded for the three months ended September 30, 2003 using an estimated annual effective tax rate of 29%, compared to an estimated annual effective tax rate of 14% for the corresponding period for 2002. The rate for the current quarter reflected a change in the estimated annual effective tax rate for 2003 from 12% to 15%, compared to 25% for 2002. The estimated annual effective income tax rates differed from the federal statutory rate of 35% due primarily to no tax benefits being recognized for losses generated by our foreign subsidiaries and an increase in the valuation allowance for foreign tax credits.
    Net Loss. The net loss was $1.0 million for the three months ended September 30, 2003, compared to $7.0 million for the corresponding period for 2002. The higher net loss in 2002 reflected a net expense for bad debts, together with a lower overall volume of trading activity, which generated less gross profit to cover operating expenses.

                 Nine Months Ended September 30, 2003
                              Compared to
                 Nine Months Ended September 30, 2002

    Revenues. Revenues for the nine months ended September 30, 2003, were $64.7 million compared to $47.0 million for the corresponding period for 2002, an increase of $17.7 million or 37.7%. The net increase consisted of increases in both the EMEA region ($13.8 million) and the Americas region ($4.4 million) offset by decreases in the Asia Pacific region of $0.5 million. The net increase in the EMEA region of $13.8 million was due partly to the continued growth of LCC Italia and projects in Algeria ($14.5 million) and partly to the acquisition of Detron ($5.0 million) in July 2002, since revenues were recorded for Detron only from the date of its acquisition, offset by the completion of other contracts ($5.7 million) primarily in Egypt and the Netherlands. The Americas region increase of $4.4 million consisted of $7.8 million related to the growth in new contracts, including Sprint and US Cellular, offset by a decrease of $3.4 million related to the completion of the XM Satellite Radio contract in 2002.
    Cost of Revenues. Cost of revenues for the nine months ended September 30, 2003, was $53.2 million compared to $42.2 million for the corresponding period for 2002, an increase of $11.0 million. Both the EMEA region ($9.4 million) and the Americas region ($2.1 million) had increases in cost of revenues, offset by a decrease in the Asia Pacific region ($0.6 million). The increase in the EMEA region was primarily due to an increase of $15.3 million from LCC Italia, Detron and Algeria, offset by reductions primarily in Egypt and the Netherlands of $6.4 million. The Americas region increase of $2.1 million was primarily due to an increase of $5.9 million for new contracts, including Sprint and US Cellular, offset by a decrease of $3.4 million following the completion of the XM Satellite Radio contract in 2002.
    Gross Profit. Gross profit for the nine months ended September 30, 2003, was $11.5 million compared to $4.9 million for the corresponding period for 2002, an increase of $6.6 million. As a percentage of revenues, gross margin was 17.7% in 2003 compared to 10.3% in 2002, an increase of 7.4 percentage points. The EMEA and Americas regions increased by $4.4 million (4.9 percentage points) and $2.3 million (2.6 percentage points) respectively, while the Asia Pacific region decreased by $0.1 million (0.1 percentage points). The EMEA region's increase was primarily due to LCC Italia, Detron, and Algeria. The Americas region increase of $2.3 million reflects the growth in revenues described above.
    Sales and Marketing. Sales and marketing expenses were $4.7 million for the nine months ended September 30, 2003, compared to $6.4 million for the corresponding period for 2002, a decrease of $1.7 million. The decrease is attributable to cost saving initiatives across all the regions.
    General and Administrative. General and administrative expenses were $13.6 million for the nine months ended September 30, 2003, compared to $15.1 million for the corresponding period for 2002, a decrease of $1.5 million. Included in general and administrative expenses are net benefits from recoveries of previously reserved receivables of $2.1 million in 2003 and net expense for reserves against receivables of $2.2 million in 2002.
    Excluding the effect of bad debts, general and administrative expenses for the nine months ended September 30, 2002, were $15.7 million compared to $12.9 million for the prior year. The increase of $2.8 million was attributable to the EMEA region. There were increased costs both from the acquisition of Detron ($0.9 million) and LCC Network Deployment ($0.5 million). Continued growth in Algeria ($0.7 million) and LCC Italia ($0.7 million) caused an increase in general and administrative expenses.
    Restructuring Charge. A restructuring charge of $10.0 million was recorded for the nine months ended September 30, 2002, pursuant to a restructuring plan adopted by us. The plan was formulated to respond to the low utilization of professional employees caused by successful completion of several large fixed price contracts and difficulty in obtaining new contracts as a result of a slowdown in wireless telecommunications infrastructure spending. The cost of the severance and associated costs was $1.0 million. Additionally, we had excess facility costs relative to the space occupied by the employees affected by the reduction in force and reduced business use of office space resulting from a continued trend for clients to provide professional staff office space while performing their services. The charge for the excess office space was $9.0 million. During the first nine months of 2003, we reversed $0.2 million related to excess severance accruals and provided another $0.2 million for excess office costs.
    Gain on Sale of Tower Portfolio and Administration, Net. During February 2000, we entered into an agreement for the sale of telecommunications towers that we owned. As part of the sale agreement, we agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of a fixed amount on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment until the space was leased to another tenant or otherwise satisfied. We recognized $2.0 million of this previously deferred gain during the nine months ended September 30, 2002.
    Depreciation and Amortization. Depreciation and amortization expense was $2.9 million for the nine months ended September 30, 2003, compared to $2.1 million for the corresponding period for 2002, an increase of $0.8 million. There were increases of $0.8 million associated with the amortization of intangibles related to our acquisitions, offset by decreases in depreciation of $0.5 million. Additionally, the amortization expense increase was due to writing off the $0.5 million unamortized balance of intangible cost for a trade name acquired in the acquisition of Smith Woolley Telecom, which we have ceased to use.
    Other Income (Expense). Other income for the nine months ended September 30, 2003 was $1.4 million compared to other expense of $4.3 million in the corresponding period for 2002, an increase of $5.7 million. Other expense for the nine months ended September 30, 2002 contained an impairment charge of $5.1 million related to investments we made in 2000. Other income for the nine months ended September 30, 2003 included approximately $1.0 million of cash received from the sale of NextWave pre-petition bankruptcy interest.
    Income Taxes. The income tax benefit was recorded for the nine months ended September 30, 2003 using an estimated annual effective tax rate of 15%, compared to an estimated annual effective tax rate of 25% for the corresponding period for 2002. The estimated annual effective income tax rates differed from the federal statutory rate of 35% due primarily to no tax benefits being recognized for losses generated by our foreign subsidiaries and an increase in the valuation allowance for foreign tax credits.
    Net Loss. The net loss was $7.2 million for the nine months ended September 30, 2003, compared to $23.3 million for the corresponding period for 2002. The higher net loss in 2002 reflected the restructuring charge, the impairment charge for investments and the net expense for bad debts, together with a lower overall volume of trading activity which generated less gross margin to cover operating expenses.

    CONTACT: LCC International, Inc.
             Tricia Drennan, 703-873-2390
             tdrennan@lcc.com